Exhibit 99.1

ZALE CORPORATION

Legal Department

Memo

To:	Board of Directors

Distribution List

From:	Hilary Molay

CC:	David Sternblitz
Patrick Lee

Date:	03/13/06

Re:	Trading Window Closing

This is advise you that, in connection with the Company’s planned transition of the Zale Corporation Savings & Investment Plan (the “Plan”) to its new recordkeeper and trustee, Fidelity Investments (“Fidelity”), the window for transactions in Company common stock, previously scheduled to remain open until the close of business on Thursday, April 20, 2006, will close during the blackout period (the (Blackout Period”) described in paragraph 2 below.  The preclusion against officer and director trading in Company common stock during the Blackout Period is required under Section 306(a) of the Sarbanes Oxley Act of 2002.

The Blackout Period is that period of time during which Plan participants are unable to exercise their various rights in their Plan accounts, including the right to enroll; request a withdrawal, distribution or loan; change the payroll deduction percentage; and make or change their investment elections.  This “standstill” period ensures that all Plan participant information is transferred accurately to Fidelity. The Blackout Period will begin at 4 p.m. on Friday, March 24, 2006, and is expected to end during the week of April 16, 2006, though it may end earlier or later.  You can determine whether the Blackout Period has ended by contacting Fidelity at
1-800-835-5095, Monday through Friday (excluding New York Stock Exchange holidays) between 8:30 a.m. and 8:00 p.m. Central time.  The trading window will close again on April 20, 2006, as previously scheduled.

You are reminded that any purchase or sale of Company securities by an employee remains subject to the SEC’s Insider Trading rules, which prohibit trading in Company stock for those in possession of “material” non-public information about the Company.  Please note that any contributions you make to your Plan account through regular payroll deduction will continue to be invested as you have directed prior to the beginning of the Blackout Period and, as always, routine purchases of Company common stock through the Plan as the result of such contributions are not subject to the Insider Trading rules.  If you have any concerns or questions about the application of Insider Trading rules, please check with me.

HM/krh